Exhibit 3.1

Delaware

PAGE 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DOMESTICATION OF "GEOVIC MINING CORP.", FILED IN THIS OFFICE THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2006, AT 12:06 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

4241338 8100D

061068579

AUTHENTICATION: 5214650

DATE: 11-21-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:06 PM 11/21/2006
FILED 12:06 PM 11/21/06
SRV 061068579 - 441338 FILE

CERTIFICATE OF CORPORATE DOMESTICATION

     Gregg Sedun, the President of Resource Equity Ltd., a corporation existing under the laws of the province of Ontario, Canada (“Corporation”), hereby certifies and states as follows:

     1.      The Corporation was organized under the laws of the province of Alberta, Canada on August 27, 1984. On or about November 8, 2001, the Corporation was continued from the province of Alberta to become a corporation existing under the laws of the province of Ontario. From and after such date, the Corporation has continued to exist as a corporation under the laws the province of Ontario and is presently in compliance with and in good standing under the laws of Ontario.

     2.      The name of the non-United States entity immediately prior to the filing of this Certificate of Corporate Domestication is Resource Equity Ltd.

     3.      The name of the Corporation under which it is filing a Certificate of Incorporation is Geovic Mining Corp.

     4.      Immediately prior to filing this Certificate of Corporate Domestication, the principal place of business and central administration of the Corporation was located at 31 Adelaide Street East, Toronto, Ontario.

     5.      The domestication of the Corporation as a Delaware corporation has been approved in the manner provided for and in accordance with the Bylaws and the Articles of Incorporation that govern the internal affairs and the conduct of the business of the Corporation and in accordance with applicable laws of the province of Ontario.

     6.      A Certificate of Incorporation of Geovic Mining Corp., which was approved in the manner provided for and in accordance with the Bylaws and the Articles of Incorporation that govern the internal affairs and the conduct of the business of the Corporation and in accordance with applicable laws of the province of Ontario, is being filed contemporaneously with this Certificate of Corporate Domestication.

     WHEREFORE, effective this 21st day of November, 2006, Gregg Sedun, President of Geovic Mining Corp., by signing below hereby affirms and acknowledges under penalties of perjury that the foregoing instrument is the act and deed of the Corporation and that the facts stated therein are true.

/s/ Gregg Sedun Gregg Sedun